Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 (No. 333-xxxxx) of LCNB Corp., of our reports dated March 3, 2014 with respect to the consolidated financial statements and internal control over financial reporting of LCNB Corp. and subsidiaries which reports appear in the annual report on Form 10-K of LCNB Corp. for the year ended December 31, 2013, and to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio
February 20, 2015